Exhibit 21.1

Subsidiaries of APX Group, Inc.

Name	Jurisdiction of Incorporation / Organization

313 Aviation, LLC	Utah
ARM Security, Inc.	Utah
Vivint, Inc.	Utah
Vivint Purchasing, LLC	Utah
AP AL LLC	Delaware
Vivint Wireless, Inc.	Delaware
Vivint Canada, Inc.	Canada
Vivint Servicing, LLC	Delaware
Vivint Funding US LLC	Delaware
Vivint Funding Holdings LLC	Delaware
Vivint Funding LLC	Delaware
Vivint Funding GP Holdings Canada Inc.	Ontario
Vivint Funding Canada GP Inc.	Ontario
Vivint Funding Canada LP	Ontario
Vivint Louisiana LLC	Louisiana
Vivint New Zealand Ltd.	New Zealand
IPR, LLC	Delaware
Farmington IP, LLC	Delaware